Exhibit 99.1

IPL

AN AES COMPANY

One Monument Circle • P.O. Box 1595 • Indianapolis, Indiana 46206-1595

World Wide Web: http://www.ipalco.com

NEWS RELEASE

Contact: Crystal Livers-Powers

317-261-8423

IPL Gains Approval to Invest $182 Million to Clean Air

Customer Rates to Remain Among Lowest in Nation

 December 6, 2004 - Indianapolis Power & Light Company (IPL) has received approval from the Indiana Utility Regulatory Commission (IURC) to invest $182 million to install additional clean coal technology at its power plants in Indianapolis and Petersburg.

To further reduce sulfur dioxide and mercury emissions, IPL will enhance a Flue Gas Desulfurization system (FGD or scrubber) at its Petersburg Unit 3 during the spring of 2006 and construct a new FGD by mid-year 2007 on its Harding Street Unit 7 in Indianapolis.

When these projects are completed, IPL will have spent about $600 million over the past decade to substantially reduce air emissions from its power plants. Other clean air projects under construction and recently completed by IPL will substantially reduce nitrogen oxide and fine particulate emissions.

"It is prudent to plan for future environmental regulations well in advance of their finalization so that benefits can be realized as soon as possible," said Steve Corwell, IPL Senior Vice President of Corporate Affairs. "These projects are part of a long-term, comprehensive strategy developed after thorough analysis to proactively comply with anticipated federal air regulations. This is a cost-effective and reliable plan that allows electric rates in Indianapolis to remain among the lowest in the nation."

The IURC order, approving a settlement agreement between IPL and the Office of the Utility Consumer Counselor, provides for recovery of certain costs related to the projects. According to Corwell, any increase in bills to residential consumers will likely be less than 4% when the projects are fully completed.

IPL's residential rates are the lowest among the 20 largest cities in the U.S. served by investor-owned utilities like IPL. According to Corwell, "Utilities throughout the nation, particularly those burning coal, will continue to face significant capital investment to comply with more stringent environmental regulations. IPL intends to creatively propose compliance solutions that preserve our comparatively low rates for the benefit of our customers and economic development in Indiana."

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